UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2013

Apria Healthcare Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-168159	33-0488566
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26220 Enterprise Court Lake Forest, California	92630
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 639-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 26, 2013, Apria Holdings LLC (“Holdings”), a Delaware limited liability company, Apria Finance Holdings, Inc. (“AFH”), a Delaware corporation and a wholly owned subsidiary of Holdings, and Apria Healthcare Group Inc. (“Apria” or the “Company”), a Delaware corporation and a wholly owned subsidiary of Holdings, entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Ocean Acquisition Sub, L.L.C. (“Purchaser”), a Delaware limited liability company and a wholly owned subsidiary of CVS Caremark Corporation, a Delaware corporation (“CVS”), and CVS. The Purchase Agreement provides, among other things and subject to the terms and conditions set forth therein, for Purchaser to acquire the Coram home infusion therapy (including enteral nutrition) business of Apria (the “Business”) through the purchase of all of the issued and outstanding capital stock of AFH, which consists of 100 shares of AFH’s common stock, par value $0.01 per share, owned by Holdings for a purchase price of approximately $2.1 billion (the “Purchase Price”) on an enterprise value basis (debt-free, cash free and with a target level of working capital) (the “Transaction”). The Purchase Price is subject to working capital and other post-closing adjustments.

The closing of the Transaction is subject to various customary conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the absence of any governmental order prohibiting the consummation of the transactions contemplated by the Purchase Agreement, the completion of certain restructuring steps, including the repayment and discharge of certain existing indebtedness, the accuracy of the representations and warranties contained in the Purchase Agreement (subject to certain qualifications) and compliance with the covenants and agreements in the Purchase Agreement in all material respects.

Holdings and AFH have made customary representations, warranties and covenants in the Purchase Agreement, including, among others, covenants to generally conduct the Business in the ordinary course prior to the closing of the Transaction and covenants not to engage in certain types of transactions. Holdings and the Purchaser have each agreed to certain non-competition and non-solicitation restrictions to certain indemnification obligations under the Purchase Agreement.

On November 26, 2013, AFH and Sky Acquisition LLC, a Delaware limited liability company and an affiliate of Apria, entered into a Bridge Loan Credit Agreement with Goldman Sachs Bank USA, as administrative agent and collateral agent, and the lenders party thereto, providing for term loans of up to $1.15 billion (the “Bridge Loan”). The credit agreement governing the Bridge Loan contains customary representations and warranties, covenants and events of default, as well as a requirement that certain subsidiaries guarantee the Bridge Loan at the time of funding. Sky Acquisition LLC anticipates making a borrowing under the Bridge Loan immediately prior to the closing of the Transaction in order to repay Apria’s existing indebtedness under its asset based revolving facility, senior secured term loans and series A-2 senior secured notes at the time of the closing of the Transaction.

Item 8.01	Other Events.

A press release announcing the Transaction was issued by the Company on November 27, 2013, a copy of which is included as Exhibit 99.1 hereto and hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit

Exhibit 99.1	Press Release issued by the Company on November 27, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APRIA HEALTHCARE GROUP INC.

Date: November 27, 2013	By:	/s/ Robert S. Holcombe
	Name:	Robert S. Holcombe
	Title:	Executive Vice President, General Counsel and Secretary